UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 2, 2015

Date of report (Date of earliest event reported)

Great Lakes Aviation, Ltd.

(Exact name of registrant as specified in its charter)

Iowa	0-23224	42-1135319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1022 Airport Parkway

Cheyenne, WY 82001

(Address of principal executive offices, including zip code)

(307) 432-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e) On September 2, 2015, Michael O. Matthews resigned from his position as Vice President and Chief Financial Officer of Great Lakes Aviation, Ltd. (the “Company”). In connection with Mr. Matthews’ resignation, the Company entered into a separation agreement and release (the “Separation Agreement”) with Mr. Matthews dated September 2, 2015. Pursuant to the Separation Agreement, Mr. Matthews agreed to make himself available to provide certain consulting services to the Company and to release the Company from any legal claims, and the Company agreed to pay Mr. Matthews severance and consultation pay of $12,500 per month for ten months and to provide Company flight benefits for a period of ten months.

On September 8, 2015, the Company appointed Douglas G. Voss, the Company’s Chairman and formerly its President, as Chief Executive Officer. Mr. Voss, age 61, co-founded the Company in 1979 and served in the position of Chief Executive Officer from the Company’s inception until December 31, 2002. Mr. Voss has served as a director of the Company since the Company’s inception.

On September 8, 2015, the Company appointed Charles R. Howell IV, formerly the Company’s Chief Executive Officer, as President. Mr. Howell, age 58 became the Chief Executive Officer of the Company on December 31, 2002. Mr. Howell served as Chief Operating Officer from August 2002 until December 31, 2002. Prior to joining the Company, Mr. Howell has held numerous senior executive positions within the airline industry.

On September 8, 2015, Stan Gadek was appointed Vice President and Chief Financial Officer of the Company. Mr. Gadek, age 63, has held numerous senior executive positions within the airline industry. In 2013, Mr. Gadek founded, and continues to serve as principal of, TreadStohne Group, LLC, a management consulting and turnaround advisory services business which has provided consulting services to the Company. From 2008-2013 he was the President and Chief Executive Officer of Sun Country Airlines, a Minnesota-based airline.

Each of our executive officers is appointed to serve until his or her successor is duly appointed or his or her earlier removal or resignation from office.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Lakes Aviation, Ltd.

Date: September 9, 2015	By:	/s/ Stan Gadek
Stan Gadek
Chief Financial Officer

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